ADDENDUM TO THE CONTRACT OF EMPLOYMENT

BETWEEN:

CLIFTON STAR RESOURCES INC., having its principal place of

business at 1040 Belvedere, office 217 avenue, Quebec City, Province of

Quebec, G1S 3G3

(The “Company”)

AND:

LOUIS C. MARTIN, vice-president Exploration, residing at 223 Rose

Marie Cr, City of Timmins, Province of Ontario, P4P 1C2

(The “Employee”)

WHEREAS the employee is currently an employee of the company and, since December 19, 2011 as Vice-president Exploration;

WHEREAS the parties are bound by a contract of employment dated December 19, 2011;

WHEREAS on October 30, 2014, the parties have agreed to some amendments to the terms and conditions of employment of the Employee;

WHEREAS the parties hereto wish to clarify these terms and conditions of employment in the present contract;

WHEREAS the company desired to continue to retain the services of the employee in his capacity as Vice-president Exploration;

WHEREAS the Employee desires to continue to provide its services to the company as Vice-president Exploration;

WHEREAS the parties wish to add to the existing contract of employment certain additional procedures, which do not have the effect to cancel or invalidate the current working conditions of the Employee;

THE PARTIES AGREE TO THE TERMS, TERMS AND CONDITIONS HEREINAFTER MENTIONED:

1.

Preamble and previous contract

1.1

The preamble is an integral part of the contract;

1.2

The attached contract of employment of the Employee dated December 19, is an integral part of the present agreement and remains valid except to the extent that it is modified by the provisions of this addendum;

2.

Remuneration and other benefits

2.1

Annual base salary of the Employee is $140,000;

2.2

On an annual basis, the Employee will be eligible to the payment of a performance bonus which can represent up to 20% of his annual salary basis, depending on the criteria of performance determined in collaboration with the president of the company;

2.3

The company will continue to contribute to the RRSP of the Employee by $2,500 annually;

2.4

In addition to the amount stipulated in paragraph 2.3, the company will contribute to the RRSP of the Employee for an equivalent amount of his contribution up to an additional $2,500;

2.5

All amounts paid to the Employee will be subject to mandatory deductions;

3.

Termination

3.1

The employee may terminate his contract of employment in accordance with the terms and conditions established in the contract of employment dated December 19, 2011 and amended March 27, 2013

3.2

In the event the company terminates the employment of the Company without serious reason the employee will be subject to receiver the greater of; a sum equal to three (3) months of salary per year of service completed; or a severance pay of twelve (12) months of annual employment base salary;

3.3

Termination of contract in the event of change of control:

3.3.1

In the event a change of control occurs during the term of this agreement and the employment of the Employee ends within 12 months of the change of control, the Employee will have the right to receive the equivalent of twelve (12) months of his annual salary base as well as a sum lump sum equivalent to the amount of accumulated vacation not paid as of the date of termination;

3.3.2

The payment of any amount under this section will be made, at the option of the Employee (i) in a lump sum, or (ii) as a continuation of salary for the duration of the period of notice, or (iii) conditions established between the two parties;

c)

Miscellaneous provisions

4.1

In the event that one or more of the provisions were cancelled or declared inapplicable herein, fully or partially, for any reason whatsoever by a competent court, these provisions will be considered non-existent as of this agreement and will not affect the validity of the other terms and conditions;

4.2

This agreement, as well as its application and its interpretation, will be governed by and interpreted in accordance with the laws applicable in the Province of Quebec as well as the laws of Canada applicable in the Province of Quebec;

4.3

This agreement constitutes the entire agreement between the parties with respect to the terms and conditions of employment of the Employee and there is no representation, warranty or condition nor any terms, expressly or implied, other than those which are contained the contract, except for the terms and conditions incorporated herein as Appendix A.

4.4

The parties agree that in case of ambiguity arising from these terms and the terms and conditions of employment contained in Appendix A hereof, the terms of this contract have precedence;

4.5

Each party acknowledges and agrees that it has read and understood the terms of this Agreement hereby and voluntarily accepts the terms thereof.

IN WITNESS whereof the parties have signed in effective date of October 30, 2014.

Company	Clifton Star Resources Inc.

/s/ “Michel Bouchard”
Michel Bouchard

Employee	/s/ “Louis C. Martin”
Louis C. Martin